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                                                                  Exhibit 10.17




(Date)


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        RE:     Severance Compensation

Dear      :

         The Board of Directors (the "Board") of Drug Emporium, Inc. (the "Company") believes that the Company's employees are valuable asset and acknowledges that the security of the Company's employees is important to the Board and the Company. Therefore, if you are involuntarily terminated (other than a termination of employment due to your death or disability), after the date of this letter and prior to the second anniversary thereof, by the Company without Cause (as defined below) following the occurrence of a Change in Control (as defined below), you will be entitled to receive the following payments and benefits:

          1. A lump sum payment equal to two times your regular per annum base salary compensation;

          2. Continuation of your medical coverage (at no increased cost to you) for twelve months; and

          3. Outplacement services (at no cost to you) at a firm selected by the Company for the period beginning on your termination date and ending on the earlier of (a) the 3 month anniversary of your termination date, and (b) the date on which you accept a new employment position.

         For purposes of this letter, "Cause" means (1) your failure in a material and substantial way to perform your assigned duties, (2) you materially breach any of your obligations to the Company, as set forth herein or otherwise, or (3) you commit a material act of malfeasance, disloyalty, dishonesty or breach of trust against the Company. For purposes of this letter, "Change in Control" means:

          * The acquisition (whether direct or indirect) of shares representing in excess of 50% of the outstanding shares of common stock of the Company by a person or group of persons not directors of the Company as of the date of this letter; or



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          *    The occurrence of both of the following:

                    The acquisition (whether direct or indirect) of shares representing in excess of 20% of the outstanding shares of common stock of the Company by a person or group of persons not directors of the Company as of the date of this letter; and

                    Any change in the composition of the Board resulting in a majority of the directors of the Company as of the date of this letter no longer constituting a majority; provided, however, that in making such determination, directors who were elected by, and on the recommendation of, such present majority will be treated as present directors.

         The Company will reimburse you for all legal fees and expenses incurred in good faith by you as a result of any dispute with any party (including, but not limited to, the Company and/or any affiliate of the Company) regarding the payment of any benefit provided for in this letter. These payments will be made within five business days after delivery of your written requests for payment accompanied by any evidence of fees and expenses incurred as the Company reasonably may require.

         The amounts paid to you hereunder will be considered severance pay in consideration of the past services you have rendered to the Company, and in consideration of your continued service from the date hereof until your entitlement to those payments. You will have no duty to mitigate damages by seeking other employment. Should you actually receive payments from other employment, the payments called for under this letter will not be reduced or offset by any such payments.

         You agree to hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which has been or may be obtained by you during your employment by the Company or any of its affiliated companies and which is not public knowledge (other than by direct or indirect acts by you in violation of this letter). After termination of your employment with the Company, you agree to not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.

         The Company will require any successor to all or substantially all of the business and/or assets of the Company to assume and agree to perform the obligations set forth in this letter in the same manner and to the same extent the Company would be required to perform if no such succession had occurred. This letter and all your rights hereunder will inure to the benefit of and be enforceable by your personal or legal representatives, estate, executor(s), administrator(s),


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heirs or beneficiaries. All amounts payable to you will be paid, in the event of your death, to your estate, heirs and representatives. This letter will inure to the benefit of, by binding upon and be enforceable by, any successor, surviving or resulting corporation or other entity to which all or substantially all of the Company's business and assets are transferred.

         Your right to receive payments hereunder will not be assignable, transferable or delegable to you, whether by pledge, creation of a security interest or otherwise other than by a testamentary transfer or by the laws of descent and distribution and, in the event of any attempted assignment or transfer to the contrary, the Company will have no liability to pay any amount so attempted to be assigned, transferred or delegated.

         This letter and the rights and obligations hereunder will be governed by and construed in accordance with the laws of the State of Ohio, without giving effect to the principles of conflict of the laws of Ohio. Any dispute arising out of the this letter will be determined by arbitration in Columbus, Ohio under the rules of the American Arbitration Association then in effect and judgement upon any award pursuant to such arbitration may be entered and enforced in any court having jurisdiction thereof.

         The Company is entitled to withhold from amounts to be paid to you thereunder any federal, state and local withholding or other taxes or charges which it is form time to time required to withhold.

                                 **************

         If the Above meets with your approval, kindly sign both copies of this letter in the space provided below. Please return the one original to the Company and keep the other for your records.

Sincerely,


DRUG EMPORIUM, INC.

By:_______________________________

David L. Kriegel
Chairman & Chief Executive Officer


Agreed to and acknowledged:


___________________________________
(Name)


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